                                                                   EXHIBIT 10.11

                     AGREEMENT AND PLAN OF REORGANIZATION
                                BY AND BETWEEN
                             PRIVATEBANCORP, INC.
                                      AND
                      TOWNE SQUARE FINANCIAL CORPORATION

                           DATED AS OF JUNE 24, 1999

                               TABLE OF CONTENTS



I.      THE MERGER...................................................  1
        1.1   Effects of the Merger..................................  1
        1.2   Effect of Merger on Capital Stock......................  2
        1.3   Consummation of the Merger; Effective Time.............  3
        1.4   Exchange of TSFC Common Stock..........................  3
        1.5   Dissenting Shares......................................  4

II.     REPRESENTATIONS AND WARRANTIES OF PRIVATE....................  5
        2.1   Organization...........................................  5
        2.2   Authorization..........................................  5
        2.3   Conflicts..............................................  5
        2.4   Capitalization.........................................  6
        2.5   Private Registration Statement; Financial Statements
               of Private............................................  6
        2.6   Private Subsidiary.....................................  7
        2.7   Private Reports........................................  7
        2.8   Compliance With Laws...................................  8
        2.9   Litigation.............................................  8
        2.10  Taxation...............................................  8
        2.11  Advice of Changes......................................  8
        2.12  Activities in Kane County..............................  9
        2.13  Fox Valley Advisory Board..............................  9
        2.14  Tax Consequences of Merger.............................  9

III.    REPRESENTATIONS AND WARRANTIES OF TSFC.......................  9
        3.1   Organization...........................................  9
        3.2   Authorization..........................................  9
        3.3   Conflicts.............................................. 10
        3.4   Capitalization and Stockholders........................ 10
        3.5   TSFC Financial Information............................. 10
        3.6   Compliance With Laws................................... 11
        3.7   Disclosure............................................. 11
        3.8   Litigation............................................. 11
        3.9   Licenses............................................... 11
        3.10  Taxes.................................................. 11
        3.11  Disclosure Schedule of TSFC............................ 11
        3.12  Operations Since June 1, 1999.......................... 12
        3.13  Corporate Records...................................... 12
        3.14  Tax Matters............................................ 12
        3.15  Advice of Changes...................................... 12


IV.    COVENANTS..................................................... 12
       4.1   Conduct of Business by TSFC Until the Effective Time.... 12
       4.2   Conduct of Business by Private Until the Effective Time. 13
       4.3   Execution of the Advisory Board and Support Agreement... 14
       4.4   Execution of the Stock Restriction Agreement............ 14
       4.5   Capital Stock........................................... 14
       4.6   Execution of Lease...................................... 14
       4.7   Execution of Employment and Non-Compete and Support
              Agreement.............................................. 14

V.     ADDITIONAL AGREEMENTS......................................... 14
       5.1   Inspection of Records; Confidentiality.................. 14
       5.2   Board Representation.................................... 15
       5.3   Brokers................................................. 15
       5.4   Cooperation............................................. 15
       5.5   Regulatory Applications................................. 15
       5.6   Notice.................................................. 16
       5.7   Press Releases.......................................... 16
       5.8   Delivery of Supplements to Disclosure Schedules......... 16
       5.9   Tax Opinion............................................. 17
       5.10  Tax Treatment........................................... 17
       5.11  Tax Indemnification..................................... 17

VI.    CONDITIONS.................................................... 18
       6.1   Conditions to the Obligations of Private................ 18
       6.2   Conditions to the Obligations of TSFC................... 19
       6.3   Conditions to the Obligations of the Parties............ 20

VII.   TERMINATION; AMENDMENT; WAIVER................................ 20
       7.1   Termination............................................. 20
       7.2   Expenses................................................ 21
       7.3   Survival of Agreements.................................. 21
       7.4   Amendment............................................... 21
       7.5   Waiver.................................................. 21

VIII.  GENERAL PROVISIONS............................................ 22
       8.1   Survival................................................ 22
       8.2   Notice.................................................. 22
       8.3   Specific Enforceability................................. 23
       8.4   Applicable Law.......................................... 23
       8.5   Headings, Etc........................................... 23
       8.6   Severability............................................ 23
       8.7   Entire Agreement; Binding Effect; Non-Assignment;
              Counterparts........................................... 23

EXHIBITS............................................................  26


          Exhibit A   -  Certificate of Merger

          Exhibit B   -  Disclosure Schedule

          Exhibit C   -  Advisory Board and Support Agreement

          Exhibit D   -  Stock Restriction Agreement

          Exhibit E   -  Thomas N. Castronovo Employment and Non-Compete
                         and Support Agreement

          Exhibit F   -  Lease

                     AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization ("Agreement") is made and entered into as of the 24th day of June, 1999, by and among PrivateBancorp, Inc., a Delaware corporation ("Private"), and Towne Square Financial Corporation, a Delaware corporation ("TSFC").

                             W I T N E S S E T H :

     WHEREAS, Private is a registered bank holding company under the Bank Holding Company Act of 1956 ("BHCA");

     WHEREAS, TSFC has been organized for the purpose of establishing a "de novo" Illinois chartered bank to be located in St. Charles, Illinois;

     WHEREAS, the Boards of Directors of Private and TSFC deem it advisable that TSFC be merged with and into Private ("Merger") in accordance with the Delaware General Corporation Law ("DGCL") and this Agreement; and

     WHEREAS, Private and TSFC intend the Merger to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                      I.

                                  THE MERGER

     1.1  Effects of the Merger.

          (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, the separate existence of TSFC shall cease and shall be merged with and into, and under the Certificate of Incorporation of, Private at the Effective Time (as defined below) in accordance with the DGCL, with Private being the continuing and surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"). At and after the Effective Time, the Merger shall have the further effects as set forth in Section 259 of the DGCL.

          (b) Certificate of Incorporation. The Certificate of Incorporation of Private shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

          (c) By-laws. The By-laws of Private in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

          (d) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Private immediately prior to the Effective Time. TSFC will be entitled to designate one (1) individual to serve as a director of the Surviving Corporation, with such individual to be mutually agreeable to Private and TSFC ("TSFC Director"). The above-mentioned TSFC Director shall serve as a Class III director of the Surviving Corporation, with his term expiring in April, 2001. Upon the expiration of the TSFC Director's initial term, Private agrees to nominate an individual mutually agreeable to Private and TSFC for one (1) additional term. The officers of the Surviving Corporation shall be the persons who were officers of Private immediately prior to the Effective Time.

     1.2 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Private, TSFC or the holders of Private Common Stock (defined below) or TSFC Common Stock (defined below), the following shall occur:

          (a) Private Common Stock. Each share of the common stock, no par value of Private ("Private Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger.

          (b) TSFC Common Stock. Each share of the common stock, par value $0.01 per share, of TSFC ("TSFC Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, and other than Dissenting Shares (as defined in Section 1.5 below) or Fractional Shares (as defined in Section 1.4(e) below), and shall be converted into the right to receive a number of shares, or fractional part thereof, (the "Exchange Ratio") of Private Common Stock based on the factors set forth hereafter. The Exchange Ratio has been established to provide that Private Common Stock will be exchanged in an amount such that the stockholders of TSFC, in the aggregate, shall receive $1,650,000 of Private Common Stock (the "Merger Consideration"). The fair market value of the Private Common Stock for purposes of the Exchange Ratio shall be determined pursuant to the Private Initial Public Offering Price (as defined below). Should the initial public offering of Private Common Stock ("Private Initial Public Offering") be projected to be delayed beyond July 31, 1999, or terminated, for any reason, the fair market value of Private Common Stock for purposes of this Section 1.2(b), shall be seventeen dollars ($17.00) per share. For example, using the above-mentioned seventeen dollars ($17.00) per share price, the Merger Consideration would be 97,058.82352 shares of Private Common Stock, and the Exchange Ratio would be 16.17647058 shares, and thereby each holder of 1,000 shares of TSFC Common Stock would be entitled to receive 16,176.47058 shares of Private Common Stock. Pursuant to Section 1.4(e), any fractional share to be issued to any single holder of TSFC Common Stock shall be rounded to the nearest whole share.

          As used herein, "Private Initial Public Offering Stock Price" means the price of one share of Private Common Stock as it is first offered for sale by the underwriters on the date of the Private Initial Public Offering.

          (c) Stock Held by TSFC. All shares of TSFC Common Stock that are owned by TSFC as treasury stock other than shares as to which appraisal rights have been asserted and duly perfected in accordance with Section 262 of the DGCL, shall be canceled and shall constitute authorized but unissued Private Common Stock and no stock of Private or other consideration shall be delivered in exchange therefor.

     1.3 Consummation of the Merger; Effective Time. The delivery of the documents, certificates and opinions called for by this Agreement shall take place at such location and such time as shall be fixed by mutual agreement of Private and TSFC as promptly as practicable, but not later than three (3) days, following the latest of: (i) approval of the transactions required to effect the transactions contemplated by this Agreement by all the Applicable Governmental Authorities (defined below), other than any regulatory approval relating to the opening of the Office (defined below), and the approval, consent or other action of such other governmental authorities having jurisdiction over the transactions governed by this Agreement as may be required (provided that any such approval, consent or other action shall have been granted without the imposition of any condition which Private reasonably and in good faith deems to be materially burdensome to Private); and (ii) the expiration of any waiting period imposed by law. Upon satisfaction or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement, the parties hereto shall cause the Merger to become effective on the date of the closing (the "Closing Date") by executing, acknowledging and filing on that date, pursuant to Section 251 of the DGCL, a Certificate of Merger substantially in the form of Exhibit A attached hereto and made a part hereof (the "Certificate of Merger"). The date and time on which the Merger becomes effective shall be referred to herein as the "Effective Time."

     1.4  Exchange of TSFC Common Stock.

          (a) Surrender of Certificates. As soon as practicable after the Effective Time, Private shall deliver to each holder of record of a certificate or certificates which as of the Effective Time represented outstanding shares of TSFC Common Stock (each, a "Certificate") instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to Private, the holder of such Certificate shall be entitled to receive, in exchange therefor, Private Common Stock representing the number of shares of Private Common Stock into which the shares of TSFC Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.2, and the Certificate so surrendered shall be canceled.

          (b) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Private nor any party hereto shall be liable to a former holder of TSFC Common Stock for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws.

          (c) Failure to Exchange TSFC Common Stock. No dividends or other distributions declared after the Effective Time with respect to Private Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Private Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate.

          (d)  Full Payment. The Merger Consideration paid pursuant to this
Article I, including all shares of Private Common Stock issued upon the surrender for exchange of TSFC Common Stock in accordance with the terms hereof, shall be delivered and paid in full satisfaction of all rights pertaining to such shares of TSFC Common Stock. The shares of Private Common Stock for which the shares of TSFC Common Stock shall be exchanged shall thereupon be validly issued and outstanding, fully paid and non-assessable, and shall not be liable to any further call, nor shall the holder thereof be liable for any further payments with respect thereto.

          (e) Fractional Shares. No certificates or scrip representing fractional shares of Private Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Private shall relate to any fractional share, and such fractional share interests ("Fractional Shares") will not entitle the owner thereof to vote or assert any rights of a stockholder of Private. Any and all Fractional Shares created as a result of the Exchange Ratio calculated pursuant to Section 1.2(b) that are due and owing to any single holder of TSFC Common Stock, shall be rounded to the nearest whole share.

     1.5 Dissenting Shares. Any holder of TSFC Common Stock otherwise entitled to receive part of the Merger Consideration for each of his or her shares shall be entitled to demand payment of the fair cash value of such shares as specified in Section 262 of the DGCL if the holder follows the procedures specified therein. These shares shall hereafter be specified as "Dissenting Shares." Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into part of the Merger Consideration as provided in Section 1.2(b) hereof, which Merger Consideration shall be reduced by the amount represented by the shares of TSFC Common Stock held by such holder through the application of the Exchange Ratio; provided, however, that shares of TSFC Common Stock held by a dissenting stockholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of the DGCL, or otherwise fails to establish the right of such stockholder to be paid the fair cash value of such stockholder's shares under the DGCL shall be deemed to be converted into part of the Merger Consideration pursuant to the terms and conditions specified herein. TSFC shall give Private prompt notice of any written demands for appraisal for any shares of TSFC Common Stock, attempted withdrawals of any such demands, and any other instruments served pursuant to the DGCL and received by TSFC relating to stockholders' rights of appraisal.

                                       c4

                                      II.

                   REPRESENTATIONS AND WARRANTIES OF PRIVATE

     Private represents and warrants to TSFC that:

     2.1  Organization.

          (a) Private is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Private is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a material adverse effect on Private and the Private Subsidiary (defined below), taken as a whole, or its ability to consummate the transactions contemplated herein or in the Certificate of Merger. Private has all requisite corporate power and authority to enter into this Agreement, and the Certificate of Merger and, upon the approval of all requisite state and federal regulatory agencies to consummate the transactions contemplated hereby and thereby. Private is duly registered as a bank holding company under the BHCA.

          (b) PrivateBank & Trust Company, a wholly-owned subsidiary of Private, ("Private Subsidiary") is an Illinois chartered bank duly organized and in existence under the laws of the State of Illinois, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF") to the full extent permitted under applicable laws.

          (c) Private and the Private Subsidiary hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective business, except where the failure to so hold would not have a material adverse effect on Private and the Private Subsidiary, taken as a whole.

     2.2 Authorization. The execution, delivery and performance of this Agreement, and the Certificate of Merger, and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved and authorized by Private's Board of Directors, and all necessary corporate action on the part of Private has been taken. This Agreement has been duly executed and delivered by Private and, subject to the approval of all requisite state and federal regulatory agencies, will constitute the valid and binding obligations of Private, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of Private will need to be amended to effectuate the transactions contemplated by this Agreement.

     2.3 Conflicts. The execution and delivery of this Agreement and the Certificate of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of Private or similar documents of the Private Subsidiary. The execution and delivery of this Agreement, and Certificate of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Private or the Private Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a material adverse effect on Private, or (ii) will be cured or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Private in connection with the execution and delivery of this Agreement, the Certificate of Merger, or the consummation by Private of the transactions contemplated hereby or thereby, the absence of which would have a material adverse effect upon Private, except for: the filings by Private, or the Private Subsidiary, of any application or notice with the, Illinois Commissioner of Banks and Real Estate ("Illinois Commissioner"), FDIC and any other regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the "Applicable Governmental Authorities") the parties specifically agree that the failure to obtain such approval or consent shall not be a condition to the consummation of the Merger; the filing by Private of the registration statement relating to the Private Common Stock to be issued pursuant to this Agreement with the Securities and Exchange Commission (the "SEC") and various blue sky authorities; the filing of the Certificate of Merger with respect to the Merger with the Secretaries of State of the State of Illinois and the State of Delaware; and any filings, approvals or no-action letters with or from state securities authorities. Private shall provide the TSFC stockholders, in a timely manner, with any and all public information portions of filings described in this Section 2.3.

     2.4 Capitalization. The current and pro-forma capitalization of Private has been fully disclosed in Private's IPO Registration Statement (as defined below). All of the issued and outstanding shares of Private Common Stock have been, and all of the shares of Private to be issued in the Merger will be, at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and non-assessable. None of the outstanding shares of Private Common Stock has been issued in violation of any preemptive rights and none of the outstanding shares of Private Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. Private will, at the Effective Time, have a number of authorized but unissued shares of Private Common Stock sufficient to pay the Merger Consideration in accordance with Section 1.2(b) above.

     2.5 Private Registration Statement; Financial Statements of Private. Private has heretofore delivered to TSFC its S-1 Registration Statement ("IPO Registration Statement") which has been prepared in preparation of the Private Initial Public Offering, as filed with the Securities and

Exchange Commission under the Securities Exchange Act of 1933, as amended. The IPO Registration Statement is (y) true and correct in all material respects, and
(z) fairly represents all material information concerning Private as of the date of filing.

     The IPO Registration Statement contains: (a) the consolidated balance sheets of Private and the Subsidiary as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Private, and (b) the unaudited consolidated balance sheet of Private and the Private Subsidiary as of March 31, 1999 and March 31, 1998 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended as set forth in the IPO Registration Statement. The December 31, 1998 consolidated balance sheet of Private (including the related notes, where applicable) fairly presents the consolidated financial position of Private and the Private Subsidiary as of the date thereof, and the other financial statements referred to in this Section (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Private and the Private Subsidiary for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by SEC regulation. The books and record of Private and the Private Subsidiary have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     2.6 Private Subsidiary. Private owns directly or indirectly all of the issued and outstanding shares of capital stock of the Private Subsidiary. No capital stock of the Private Subsidiary is or may become required to be issued (other than to Private) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Private Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of Private to vote or to dispose of shares of the capital stock of the Private Subsidiary. All of the shares of capital stock of the Private Subsidiary held by Private are fully paid and non-assessable.

     2.7 Private Reports. Since January 1, 1997, each of Private and the Private Subsidiary has timely filed all reports and statements, together with any amendment required to be made with respect thereto, that was required to be filed with (i) the Applicable Governmental Authorities and (ii) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, Department of Labor, state, and local taxing authorities or the Applicable Governmental Authorities in the regular course of the business of Private or the Private Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Private, investigation into the business or operations of Private or the Private Subsidiary within the past three (3) years. There is no unresolved violation, criticism or exception by the Applicable Governmental Authorities or other agency, commission or entity with respect to any report or statement referred to herein that has had or is expected to have a material adverse effect on the financial condition, earnings or business of Private and the Private Subsidiary, taken as a whole.

     2.8 Compliance With Laws. Private and the Private Subsidiary are each in compliance with all applicable federal and state laws and regulations that regulate or are concerned in any way with the business of a commercial bank, including, without limitation, the BHCA and the Federal Deposit Insurance Act ("FDI Act"), and Private and the Private Subsidiary are in compliance with all other applicable laws and regulations, except in each case where the failure to comply would not have a material adverse effect on the financial condition, earnings or business of Private and the Private Subsidiary, taken as a whole.

     2.9 Litigation. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of Private, threatened against or affecting Private or the Private Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a material adverse effect on Private or which would materially affect the ability of Private to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Private or the Private Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which could reasonably be foreseen to have in the future, any such effect.

     2.10 Taxation. To the best of the knowledge of Private, neither it nor the Private Subsidiary has engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

     2.11 Advice of Changes. Between the date hereof and the Effective Time, Private shall promptly advise TSFC in writing of any fact or occurrence (other than as contemplated herein) which, if existing or known as of the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein materially untrue.

     2.12 Activities in Kane County. Prior to the closing of the Merger, Private and/or Private Subsidiary shall not pursue any other expansion into Kane County, other than the St. Charles office of Private Subsidiary in conjunction with the TSFC stockholders as contemplated by this Agreement (the "Office"), including, but not limited to, any branching activities or potential business combinations.

     2.13 Fox Valley Advisory Board. In the event Private receives regulatory approval to establish the Office, Private, and Private Subsidiary, agree, upon the opening of the Office, the TSFC stockholders, plus two additional individuals mutually agreeable to Private and TSFC, will form the Fox Valley Advisory Board of the Private Subsidiary. The members of the Fox Valley Advisory Board will be compensated $200 per meeting attended. It is anticipated the Fox Valley Advisory will meet monthly for at least the first full year following the opening of the Office.

     2.14 Tax Consequences of Merger. For U.S. federal income tax purposes, the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code and accordingly, no gain or loss will be recognized by TSFC or the holders of TSFC Common Stock upon the receipt of the Merger Consideration.


                                     III.

                    REPRESENTATIONS AND WARRANTIES OF TSFC

     TSFC represents and warrants to Private that:

     3.1 Organization. TSFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. TSFC is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a material adverse effect on TSFC or its ability to consummate the transactions contemplated herein, and in the Certificate of Merger. TSFC has all requisite corporate power and authority to enter into this Agreement, and the Certificate of Merger and, upon the approval of all requisite state and federal regulatory agencies and in the case of this Agreement, the majority of the shares of stock of TSFC as hereinafter provided, to consummate the transactions contemplated hereby and thereby.

     3.2 Authorization. The execution, delivery and performance of this Agreement, and the Certificate of Merger, and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved and authorized by TSFC's Board of Directors, and all necessary corporate action on the part of TSFC has been taken, subject to the approval of this Agreement by the stockholders of TSFC. This Agreement has been, and the Certificate of Merger will be, duly executed and delivered by TSFC and, subject to the approval of all requisite state and federal regulatory agencies, and, in the case of this Agreement, the approval by the stockholders of TSFC, and constitutes the valid and binding obligation of TSFC (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines). Neither the Certificate of Incorporation nor the by-laws of TSFC will need to be amended to effectuate the transactions contemplated by this Agreement.

     3.3 Conflicts. The execution and delivery of this Agreement and the Certificate of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of TSFC. The execution and delivery of this Agreement and the Certificate of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TSFC or their respective properties other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a material adverse effect on TSFC, or (ii) will be cured or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to TSFC in connection with the execution and delivery of this Agreement or the consummation by TSFC of the transactions contemplated hereby or thereby, the absence of which would have a material adverse effect upon TSFC except for: the filings by Private of applications or notices with the Applicable Government Authorities; the filing by Private of the Registration Statement with the SEC relating to the Stockholder vote on this Agreement on Form S-4 (the "S-4 Registration Statement") and the effectiveness thereof; the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

     3.4 Capitalization and Stockholders. As of the date hereof, the authorized capital stock of TSFC consists of the following:


Class of     Par
  Stock     Value  Authorized  Issued  Outstanding  Treasury
--------    -----  ----------  ------  -----------  --------
Common      $0.01   1,000,000   6,000     6,000       -0-

All of the issued and outstanding shares of TSFC Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of TSFC Common Stock are subject to any preemptive rights of the current or past stockholders of TSFC. All of the issued and outstanding shares of TSFC Common Stock will be entitled to vote to approve the Agreement.

     3.5 TSFC Financial Information. TSFC has heretofore delivered to Private any existing, forecasted or other financial statements, business plans, real estate appraisals, marketing studies and similar information relating to its proposed plan of operation for the period ended June 1, 1999 (the "TSFC Financial Information"). The TSFC Financial Information has been prepared in good faith.

     3.6 Compliance With Laws. The business of TSFC is not being conducted in violation of any law, ordinance or regulation of any governmental entity, and any statutes or ordinances relating to the properties occupied or used by TSFC, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a material adverse effect on TSFC.

     3.7 Disclosure. None of the information relating to TSFC, and provided by TSFC to Private in writing, which is contained in the S-4 Registration Statement, will, at the time it becomes effective and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

     3.8 Litigation. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of TSFC, threatened against or affecting TSFC, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against TSFC, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $1,000, or which would materially affect the ability of TSFC to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein (including the opening of the Office) or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby, and judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against TSFC or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which could reasonably be foreseen to have in the future any such effect.

     3.9 Licenses. TSFC has not been required to obtain any licenses, certificates, permits, service marks, trade names, copyrights or rights thereto, adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with any appropriate federal, state or other authorities that are material to the conduct of its business as now conducted.

     3.10 Taxes. TSFC has filed any and all tax returns required to be filed (all such returns being correct and complete in all material respects) and has paid, or has accrued on its books and set up an adequate reserve for the payment of, all taxes required to be paid in respect of the periods covered by such returns. TSFC is not delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against TSFC that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. TSFC is not a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes.

     3.11 Disclosure Schedule of TSFC. Exhibit B hereto contains, and shall be supplemented by TSFC as required by Section 5.8 hereof, so as to contain at the Closing Date the following information and copies of the following documents, certified by an officer of TSFC to be true and correct copies of such documents on the dates of such certificates:

          (a) A list and description of each material contract or agreement involving goods, services or occupancy and which (i) has a term of more than six months; (ii) cannot be terminated on thirty days, (or less) written notice without penalty; and (iii) involves an annual expenditure by TSFC in excess of $1,000.

          (b) A list and description of each material commitment made by TSFC to or with any director, officer or employee of TSFC extending for a period of more than three months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

          (c) Complete and correct copies of the Certificate of Incorporation, By-laws and specimen certificates of each type of security issued by TSFC.

     3.12 Operations Since June 1, 1999. Between June 1, 1999, and the date hereof, TSFC has not actively pursued the formation of a de novo Illinois chartered bank to be located in St. Charles, Illinois.

     3.13 Corporate Records. The corporate record books, transfer books and stock ledgers of TSFC are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, Boards of Directors and committees of the Boards of Directors of TSFC, and all transactions in its capital stock.

     3.14 Tax Matters. To the best knowledge of TSFC it has not engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

     3.15 Advice of Changes. Between the date hereof and the Effective Time, TSFC shall promptly advise Private in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue.

                                      IV.

                                   COVENANTS

     4.1 Conduct of Business by TSFC Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time or the termination of the Agreement pursuant to Section 7.1, TSFC agrees (except as expressly contemplated by this Agreement or to the extent that Private shall otherwise consent in writing which consent shall not be unreasonably withheld) that:

          (a) TSFC will cease any and all actions by TSFC, its stockholders, directors or officers to organize or obtain a charter for an Illinois chartered "de novo" bank and instead will focus all such actions toward the establishment of an Office of Subsidiary in the same business purview with the same intended plan of operation as the now abandoned de novo bank business plan.

          (b) TSFC will use their best efforts to comply promptly with all requirements which federal or state law may impose on it with respect to the Merger and will promptly cooperate with and furnish information to Private in connection with any such requirements imposed upon it in connection with the Merger.

          (c) TSFC will use its best efforts to obtain (and to cooperate with Private in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by them in connection with the Merger or the taking of any action contemplated hereby. TSFC will not knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

          (d) TSFC will not declare or pay any dividends on or make other distributions with respect of capital stock.

          (e) TSFC will not amend its respective Certificates of Incorporation or by-laws, except as contemplated by this Agreement.

          (f) TSFC will not incur any debts, liabilities or charges from the date hereof.

     4.2 Conduct of Business by Private Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, Private agrees (except as expressly contemplated by this Agreement or to the extent that TSFC shall otherwise consent in writing which consent shall not be unreasonably withheld) that:

          (a) Except as contemplated by this Agreement, Private and the Private Subsidiary will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with generally accepted accounting principles, and conduct their respective businesses and operations only in accordance with safe and sound banking and business practices.

          (b) Private will, and will cause the Private Subsidiary to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to TSFC in connection with any such requirements imposed upon any of them in connection with the Merger.

          (c) Private will, and will cause the Private Subsidiary to, use their best efforts to obtain (and to cooperate with TSFC in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby.

     4.3 Execution of the Advisory Board and Support Agreement. On the Closing Date and as a condition of the Merger, Private and each stockholder of TSFC shall enter into an advisory board and support agreement substantially in the form attached hereto as Exhibit C (the "Advisory Board Agreement").

     4.4 Execution of the Stock Restriction Agreement. On the Closing Date and as a condition of the Merger, Private and each stockholder of TSFC shall enter into a stock restriction agreement substantially in the form attached here as Exhibit D (the "Stock Restriction Agreement").

     4.5 Capital Stock. Except for or as otherwise permitted in or contemplated by this Agreement, without the prior written consent of Private, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, TSFC shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of TSFC Common Stock, preferred stock, or any other capital stock of TSFC, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock. No additional shares of TSFC Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

     4.6 Execution of Lease. On the Closing Date and as a condition of the Merger, Private Subsidiary and Towne Square Realty, L.L.C., shall enter into a lease for the property located at 24 South Second Street, St. Charles, Illinois 60174 substantially in the form attached hereto as Exhibit F (the "Lease Agreement").

     4.7 Execution of Employment and Non-Compete and Support Agreement. On the Closing Date and as a condition of the Merger, Thomas N. Castronovo and Private Subsidiary shall enter into Employment Agreement and a Non-Compete and Support Agreement substantially in the form attached hereto as Exhibit E.

                                      V.

                             ADDITIONAL AGREEMENTS

     5.1  Inspection of Records; Confidentiality.

          (a) TSFC shall afford to Private and Private's accountants, counsel and other representatives, full access during normal business hours during the period prior to the Effective Time to all of its properties, employees, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information, and accountants' work papers, developed by TSFC or their accountants or attorneys, and will permit TSFC's representatives to discuss such information directly with Private's officers, directors, employees, attorneys and accountants. No investigation by Private shall affect the representations and warranties of TSFC herein and each such representation and warranty shall survive any such investigation.

          (b) In the event that this Agreement is terminated, each party shall return all nonpublic documents furnished to it hereunder, shall destroy all documents or portions thereof that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

     5.2 Board Representation. TSFC will be entitled to designate one (1) individual to serve on the Board of Directors of Private, with the selected individual being mutually agreeable to Private and TSFC. The TSFC Director shall serve as a Class III director of the Surviving Corporation, with his term expiring in April, 2001. Upon the expiration of the TSFC Director's initial term, Private agrees to nominate an individual mutually agreeable to Private and TSFC for one (1) additional term.

     5.3 Brokers. Each of Private and TSFC represents that no agent, broker, investment banker or other firm or person or officer or director of either is or will be entitled to any broker's or finder's fee or any other commission, bonus or similar fee in connection with any of the transactions contemplated by this Agreement.

     5.4 Cooperation. Each of Private and TSFC covenants that, unless this Agreement is terminated as provided herein, it will use its best efforts to bring about the transactions contemplated by this Agreement as soon as practicable, and that it will not willfully or intentionally breach this Agreement. Subject to the terms and conditions herein provided, each of Private and TSFC agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Private or TSFC, as the case may be, shall take all such necessary action. Each party shall use its reasonable best efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

     5.5 Regulatory Applications. Private shall, as soon as practicable, file applications or notices with the Applicable Regulatory Authorities to open the Office, and shall use its best efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, that Private shall have no obligation to accept non-standard conditions or restrictions with respect to the aforesaid approvals of governmental authorities with respect to opening the Office if it shall reasonably determine that such conditions or restrictions would have a material adverse effect on Private or the Surviving Corporation or would be materially burdensome to Private and the Private Subsidiary, or the Surviving Corporation. In the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Private after consultation with TSFC. Private shall deliver a draft of the non-confidential portions of all regulatory applications to TSFC prior to filing them and copies of the non-confidential portions of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement (to the extent permitted by law), and Private shall deliver a final copy of the non-confidential portions of all regulatory applications to TSFC promptly after they are filed with the appropriate regulatory authority.

     5.6 Notice. At all times prior to the Effective Time, each party shall give prompt notice to the other of the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, has or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a material adverse effect on it. After receipt of any such notice disclosing a material breach, the non-disclosing party may, within two business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(c); provided, however, that the disclosing party shall have the right to cure such breach within 10 days thereof but no later than the Effective Time. In the event the non-disclosing party fails to notify the disclosing party of its intent to terminate within two business days after receipt of any notice hereunder, the non-disclosing party shall be deemed to have waived its right of termination as to any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice; provided, however, that any particular breach that is deemed to have been waived by the non-disclosing party may thereafter be considered by the non-disclosing party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing party pursuant to this Section 5.7 toward the occurrence of a material breach by the closing party.

     5.7 Press Releases. Private and TSFC shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld. TSFC shall obtain the prior consent of Private to the content of any communication to its stockholders.

     5.8 Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Effective Time, TSFC will supplement or amend Exhibit B with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such exhibit or which is necessary to correct any information in Exhibit B or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby.

     5.9 Tax Opinion. Private and TSFC agree to use their reasonable efforts to obtain a written opinion ("Tax Opinion") of Vedder, Price, Kaufman & Kammholz, or such other counsel or nationally recognized accounting firm as mutually agreed between the parties, addressed to Private, TSFC, and the TSFC stockholders, dated the Closing Date, subject to the customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Code and Private and TSFC will each be a party to such reorganization; (b) the exchange in the Merger of Private Common Stock for TSFC Common Stock representing the Merger consideration will not give rise to the recognition of any income, gain or loss to Private, TSFC, or the stockholders of TSFC with respect to such exchange except, with respect to the stockholders of TSFC, to the extent of cash received for fractional shares; (c) the adjusted tax basis of the Private Common Stock received by TSFC stockholders in the Merger will equal the adjusted tax basis of the TSFC Common Stock exchanged therefor decreased by the amount of money received in the exchange and increased by the amount of gain recognized in the exchange; (d) the holding period of the Private Common Stock received in the Merger will include the period during which the shares of TSFC Common Stock surrendered in exchange therefor were held, provided such shares of TSFC Common Stock were held as a capital asset at the Effective Time; (e) the adjusted tax basis of the assets of TSFC in the hands of Private will be the same as the adjusted tax basis of such assets in the hands of TSFC immediately prior to the exchange; and (f) the holding period of the assets of TSFC transferred to Private will include the period during which such assets were held by TSFC prior to the exchange. The costs associated with the Tax Opinion shall be paid by Private.

     5.10 Tax Treatment. Neither TSFC nor Private or the Private Subsidiary, nor any of their affiliates, shall voluntarily take any action which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code. In addition, Private and TSFC agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a tax-free reorganization under Section 368(a)(1)(A) of the Code; provided, however, nothing contained in this Section 5.10 shall be deemed to require either party to take any steps which will change the Merger Consideration provided for in
Section 1.2 above.

     5.11 Tax Indemnification. If, as a result of a Final Determination (as defined below), the representation contained in Section 2.14 is incorrect, then Private shall indemnify and hold harmless each TSFC stockholder on an After-Tax Basis (as defined below) for any additional U.S. federal and state income taxes, including interest and penalties associated therewith, that are incurred by such TSFC stockholder in connection with the receipt of the Merger Consideration. Each TSFC stockholder shall promptly notify Private in writing upon the receipt of any notification of a tax audit or proposed assessment with respect to the income tax consequences of the receipt of the Merger Consideration. To the extent allowable under applicable law, Private shall, through its independent tax counsel and at Private's expense, contest any proposed adjustment with respect to the Merger Consideration and shall control the conduct of such contest. In the event Private is unable to contest such proposed adjustment, such TSFC stockholder shall contest such proposed adjustment and shall cooperate with Private as to the conduct of such contest and keep Private informed as to the progress of such contest. In no event shall any TSFC stockholder settle any proposed adjustment without the written consent of Private. Any amounts payable by Private to any TSFC stockholder under this Section 5.11 shall be paid within thirty (30) days of a Final Determination. For purposes of this Section 5.11, a "Final Determination" shall mean (i) a decision, judgment or other order by any court of competent jurisdiction, which decision, judgment or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, (ii) a closing agreement or other settlement agreement entered into in connection with an administrative or judicial proceeding and with the written consent of Private or
(iii) the expiration of the time for instituting an assessment with respect to the receipt of the Merger Consideration, and "After-Tax Basis" shall mean, with respect to any payment to be made under this Section 5.11, an amount which, after deduction of all Taxes required to be paid by the recipient with respect to the receipt of such amount (net of any deductions or credits realized by the recipient arising from the making of a payment of such Taxes to a governmental authority), is equal to the payment required to be made under this Section 5.11.

                                      VI.

                                  CONDITIONS

     6.1 Conditions to the Obligations of Private. Notwithstanding any other provision of this Agreement, the obligations of Private to consummate the Merger are subject to the following conditions precedent:

           (a) All of the representations and warranties made by TSFC in this Agreement and in any documents or certificates provided by TSFC shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

          (b) TSFC shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Private's ownership or operation of all or a material portion of TSFC's business or assets, or to conduct the activities set forth in the TSFC business plan, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Private to dispose of or hold separate all or a material portion of TSFC's business or assets, or not to conduct the activities set forth in the TSFC business plan, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render Private or TSFC unable to consummate the transactions contemplated by this Agreement.

          (d) As of the Closing Date, there shall have been no material adverse change in the operations, financial condition or business prospects of TSFC from that which was represented and warranted on the date of this Agreement pursuant to this Agreement, it being understood that any updates provided pursuant to
Section 5.8 hereof do not constitute a waiver or other consent to any Adverse Change in TSFC.

          (e) Private shall have received a certificate signed by the President and Chief Executive Officer of TSFC, dated as of the Effective Time, certifying that based upon his knowledge, the conditions set forth in Sections 6.1(a) and 6.1(b) hereto have been satisfied.

          (f) The Employment Agreement and the Non-Compete and Support Agreement with Thomas N. Castronovo shall be in full force and effect.

          (g) Each of the Stock Restriction Agreement, the Advisory Board and Support Agreements and the Lease Agreement shall also be in full force and effect.

     6.2 Conditions to the Obligations of TSFC. Notwithstanding any other provision of this Agreement, the obligations of TSFC to consummate the Merger are subject to the following conditions precedent:

          (a) All of the representations and warranties made by Private in this Agreement and in any documents or certificates provided by Private shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

          (b) Private shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) TSFC shall have received a certificate signed by the Chief Executive Officer of Private, dated as of the Effective Time, that based upon such Chief Executive Officer's best knowledge, the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) Towne Square Realty L.L.C. and Private Subsidiary shall have entered into, and executed, a lease for the property located at 24 South Second Street, St. Charles, Illinois 60174 substantially in the form attached hereto as Exhibit F.

          (e) TSFC, and the TSFC stockholders, shall have received the Tax Opinion described in Section 5.9.

          (f) Private shall not have refused to enter into the Employment Agreement and Non-Compete and Support Agreement with Thomas N. Castronovo.

          (g) Private shall not have refused to enter into the Stock Restriction Agreement, Advisory Board and Support Agreements and the Lease Agreement.

     6.3 Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Private on the one hand, and TSFC on the other hand, to consummate the Merger are subject to the following conditions precedent:

          (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect.

          (b) This Agreement and the Merger shall have been duly approved by the requisite vote of the stockholders of TSFC at a meeting duly called and held for such purpose, or such stockholders shall have executed an unanimous written consent in lieu thereof.

          (c) Private shall have received the necessary approvals (other than approval relating to the opening of the Office from the Applicable Regulatory Authorities) of the Applicable Governmental Authorities to acquire TSFC and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

          (d) The S-4 Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC, or any other necessary securities law compliance shall have been achieved.

          (e) Assuming the Private Initial Public Offering has been, or will be, accomplished as herein provided, the shares of Private Common Stock which are to be issued to the stockholders of TSFC upon consummation of the Merger shall have been authorized for listing on The Nasdaq Stock Market, subject to official notice of issuance.

                                     VII.

                        TERMINATION; AMENDMENT; WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) By mutual written consent of the Board of Directors of Private and the Board of Directors of TSFC;

          (b) At any time prior to the Effective Time, by Private or TSFC if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application, the approval of which is a condition precedent to either party's obligations hereunder;

          (c) By Private or TSFC in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in
Section 6.1 hereof, in the case of Private, or Section 6.2 hereof, the case of TSFC, except in each case, for any such breach which has been disclosed pursuant to Section 5.8 and waived by the non-disclosing party or cured by the disclosing party prior to the Effective Time; or

          (d) By either party on or after November 1, 1999, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

     7.2 Expenses. Except as provided elsewhere herein, Private and TSFC shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. In the event one of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

     7.3 Survival of Agreements. In the event of termination of this Agreement by either Private or TSFC as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) the agreements contained in Sections 5.1, 5.4, 5.5, 7.2 and 7.3 hereof shall survive the termination hereof.

     7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of TSFC but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of TSFC without the further approval of such stockholders or which in any other way adversely affects the rights of stockholders of either TSFC or Private without the further approval of the stockholders so affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Private and TSFC may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

     7.5 Waiver. Any term, provision or condition of this Agreement (other than requirements for stockholders' approval and required approvals of the Applicable Government Authorities) may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by Private of TSFC or TSFC of Private prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                     VIII.

                              GENERAL PROVISIONS

     8.1 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective
Time) shall not survive the Effective Time.

     8.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:


          (a)  if to Private:         Ralph B. Mandell
                                      Chairman, President and
                                      Chief Executive Officer
                                      PrivateBancorp, Inc.
                                      Ten North Dearborn
                                      Chicago, Illinois  60602
                                      Telephone Number:  (312) 683-7106
                                      Facsimile Number:  (312) 683-1493

               copy to:               Vedder, Price, Kaufman & Kammholz
                                      222 North LaSalle Street
                                      Chicago, Illinois  60603
                                      Attention: Daniel O'Rourke, Esq.
                                      Telephone Number: (312) 609-7500
                                      Facsimile Number: (312) 609-5005

          (b)  if to TSFC:            Thomas N. Castronovo
                                      President & CEO
                                      Towne Square Financial Corporation
                                      1536 Fargo Boulevard
                                      Geneva, Illinois  60134
                                      Telephone Number: (630) 208-1997
                                      Facsimile Number: (630) 262-2516

               copy to:               John J. Hoscheit
                                      Hoscheit & McGuirk, P.C.
                                      1001 East Main Street
                                      Suite B
                                      St. Charles, Illinois  60174
                                      Telephone Number: (630) 513-8700
                                      Facsimile Number: (630) 513-8799

     8.3 Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance.

     8.4 Applicable Law. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Illinois with respect to matters of corporate laws and, with respect to all other matters, by according the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

     8.5 Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.6 Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

     8.7 Entire Agreement; Binding Effect; Non-Assignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.



                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                    PrivateBancorp, Inc.


                                    By:  /s/ Donald A. Roubitchek
                                         --------------------------
                                    Its: Chief Financial Officer
                                         -------------------------



                                    Towne Square Financial Corporation


                                    By:  /s/ Thomas N. Castronovo
                                         --------------------------
                                    Its: President & Chief Executive Officer
                                         -----------------------------------